UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2021

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

CPI Card Group Inc. 10368 W Centennial Road, Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(720) 681-6304

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PMTS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 5, 2021, the Board of Directors (the “Board”) of CPI Card Group Inc. (“CPI” or the “Company”) approved (i) the transition of the Company’s Chief Financial Officer (“CFO”), John Lowe, from his position as CFO to the Company’s Senior Vice President and General Manager of Secure Card (“Secure Card GM”), and (ii) the appointment of Amintore Schenkel to succeed Mr. Lowe as CFO.

Prior to joining CPI, Mr. Schenkel, 54, served as Senior Vice President, Chief Accounting Officer and Controller of The Western Union Company from 2006 to March 2020. Prior to that, he held a variety of finance roles of increasing responsibility at First Data Corporation from 2001 to 2006. From November 2020 through September 2021, Mr. Schenkel has served as Managing Member and consultant of InterContinental Advisory and Accounting Services LLC, a firm focused in the areas of accounting, finance and operations. Mr. Schenkel holds a Bachelor of Science in Accounting degree and a Master of Accountancy degree from the University of Denver and is a Certified Public Accountant in the State of Colorado.

Mr. Schenkel does not have any family relationship with any director or executive officer of the Company, or any person nominated or chosen to become a director or executive officer of the Company, and there are no applicable transactions that would require disclosure under Item 404(a) of Regulation S-K. The transition of Mr. Lowe to the position of Secure Card GM did not result from any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure or internal controls.

In connection with Mr. Schenkel’s appointment as CFO, Mr. Schenkel will receive an annual base salary of $370,000 and will be eligible for an annual bonus under the Company’s Short-Term Incentive Plan (“STIP”), with a STIP target opportunity of $315,000. STIP bonuses are based on individual and Company performance results and require recipients to be continuously employed through the date of the payout. For the 2021 STIP plan year, Mr. Schenkel’s target bonus opportunity will be pro-rated from his start date and will be guaranteed at a 100% target payout. Additionally, Mr. Schenkel will receive an equity award upon his start date as CFO with a grant date fair value of $322,500, which reflects an annual long-term incentive target award opportunity of $215,000, adjusted to reflect that the next annual long-term incentive awards are not expected to be granted until around the first quarter of 2023. Mr. Schenkel’s equity award will be granted under the Company’s Amended and Restated Omnibus Incentive Plan (the “Omnibus Plan”) in such form and on such terms as approved by the Compensation Committee of the Board. Mr. Schenkel will be entitled to other benefits generally available to other executive officers of the Company, including severance benefits.

In connection with Mr. Lowe’s appointment as Secure Card GM, Mr. Lowe’s annual base salary will be $420,000, and Mr. Lowe’s STIP target opportunity will be $357,000. STIP bonuses are based on individual and Company performance results and require recipients to be continuously employed through the date of the payout. For the 2021 bonus plan year, Mr. Lowe’s target bonus will be based on a pro rata calculation from his appointment date, which will reflect a STIP target of $302,100 in effect prior to such appointment. Additionally, Mr. Lowe will receive an equity award on his start date as Secure Card GM, which, when combined with his September 21, 2021 equity awards, will have a grant date fair value of approximately $285,000, which reflects an annual long-term incentive target award opportunity of $173,000, adjusted to reflect that the next annual long-term incentive awards are not expected to be granted until around the first quarter of 2023. Such additional equity award will be granted under the Omnibus Plan in such form and on such terms as approved by the Compensation Committee of the Board.

Item 7.01 Regulation FD Disclosure.

On October 5, 2021, the Company issued a press release announcing the appointment of Mr. Schenkel as CFO and the transition of Mr. Lowe to Secure Card GM. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in the press release attached as Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is being filed herewith:

Exhibit	Description
99.1	Press Release dated October 5, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: October 6, 2021	By:	/s/ Sarah J. Kilgore
	Name:	Sarah J. Kilgore
	Title:	Chief Legal and Compliance Officer